                                  EXHIBIT d.(x)

                              Amendment Number 3 to
                        Investment Sub-Advisory Agreement

                              AMENDMENT NUMBER 3 TO
                        INVESTMENT SUB-ADVISORY AGREEMENT

         The Investment Sub-Advisory Agreement between HL Investment Advisors, LLC ("HL Advisors"), formerly known as HL Investment Advisors, Inc., and Wellington Management Company, LLP ("Wellington Management") dated May 29, 1998, as amended (the "Agreement") is hereby amended to include Hartford Global Communications HLS Fund, Hartford Global Financial Services HLS Fund and Hartford Growth HLS Fund (the "New Funds") as three new Portfolios. All provisions in the Agreement shall also apply to the New Funds except as stated below.

         The sub-advisory fee shall be accrued daily and paid quarterly, based upon the following annual rates and upon the calculated daily net asset value of Hartford Global Communications HLS Fund and Hartford Global Financial Services HLS Fund:

         Net Asset Value                                      Annual Rate
         ---------------                                      -----------
         First $100 million                                       0.450%
         Next $400 million                                        0.350%
         Amount Over $500 million                                 0.300%

         The sub-advisory fee shall be accrued daily and paid quarterly, based upon the following annual rates and upon the calculated daily net asset value of Hartford Growth HLS Fund:

         Net Asset Value                                      Annual Rate
         ---------------                                      -----------
         First $50 million                                        0.400
         First $100 million                                       0.300%
         Next $350 million                                        0.250%
         Next $500 million                                        0.200%

         Wellington Management will waive sub-advisory fees on the first $50 million of assets (excluding seed money) for each of the New Funds.

         This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed on the 26th day of December, 2000.

                                       HL INVESTMENT ADVISORS, LLC


                                       By:  /s/ David M. Znamierowski
                                            ------------------------------
                                            David M. Znamierowski
                                            Senior Vice President

                                       WELLINGTON MANAGEMENT COMPANY, LLP

                                       By:  /s/ Duncan M. McFarland
                                            ------------------------------